As filed with the Securities and Exchange Commission on September 5, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GULFMARK OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0526032 (I.R.S. Employer Identification No.)

842 West Sam Houston Parkway North, Suite 400,

Houston, Texas 77024

(Address of Principal Executive Offices, Zip Code)

GulfMark Offshore, Inc. Management Incentive Plan

(Full title of the Plan)

Samuel R. Rubio

Senior Vice President and Chief Financial Officer

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

(Name and address of agent for service)

(713) 963-9522

(Telephone number, including area code, of agent for service)

___________________________________________

Copy to:

Stephen W. Fackler

Gibson, Dunn & Crutcher LLP

200 Park Avenue,

New York, NY 10166-0193

(212) 351 - 4000

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	X
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share (the “Common Stock”)	876,552	$36.03	$31,582,168.56	$3,931.98

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement under the GulfMark Offshore, Inc. Management Incentive Plan (the “MIP”) to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of GulfMark Offshore Inc.’s common stock, par value $0.01 per share on the NYSE American on August 31, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by GulfMark Offshore, Inc. (the “Registrant”), relating to up to 876,552 shares of its common stock, par value $0.01 per share (“Common Stock”), issuable to service providers of the Registrant and its affiliates under the GulfMark Offshore, Inc. Management Incentive Plan (the “MIP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

●	the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on April 2, 2018;

●	the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 11, 2018, and the fiscal quarter ended on June 30, 2018, filed on August 14, 2018;

●

the Current Reports on Form 8-K filed with the SEC on February 22, 2018, March 20, 2018, March 26, 2018, April 16, 2018, April 20, 2018, May 3, 2018, July 16, 2018, July 17, 2018, July 19, 2018, August 6, 2018 and August 30, 2018; and

●

the descriptions of the Common Stock contained in separate Current Reports of the Registrant on Form 8-A, both of which were filed on November 14, 2017 (Commission File No. 001-33607), which registered the shares of the Company’s Common Stock under Section 12(b) of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s certificate of incorporation, as amended, provides that the Registrant must indemnify its directors, officers and certain other individuals to the fullest extent permitted by the Delaware General Corporation Law or other applicable laws, except as otherwise provided in that certain Chapter 11 Plan of Reorganization filed by the Registrant on May 17, 2017 in connection with Case No. 17-11125, which was confirmed on October 4, 2017 by order of the United States Bankruptcy Court for the District of Delaware.

Section 145(a) of the Delaware General Corporation Law authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Delaware General Corporation Law also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel or (4) by the stockholders.

Section 145(g) of the Delaware General Corporation Law also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the Delaware General Corporation Law.

The Registrant’s certificate of incorporation, as amended, provides that the Registrant is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law or by any other applicable law.

The Company has entered into indemnification agreements with each of its directors and certain of its officers that generally obligate the Registrant to indemnify the applicable indemnitee to the fullest extent permitted by applicable law. In addition, the Registrant has an existing directors and officers liability insurance policy.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

The Company’s certificate of incorporation, as amended, protects its directors against monetary damages for breach of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law or other applicable laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See exhibits listed under Exhibit Index below.

Item 9.          Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.     Exhibit Description

4.1

Order of the Bankruptcy Court, dated October 4, 2017, confirming the Registrant’s Amended Chapter 11 Plan of Reorganization, including a copy of the Registrant’s Amended Chapter 11 Plan of Reorganization (incorporated by reference to Exhibit 2.1 to the Form 8-K filed on October 5, 2017).

4.2	Amended and Restated Certificate of Incorporation of GulfMark Offshore, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A filed on November 14, 2017).

4.3

Provisions of GulfMark Offshore, Inc.’s Amended and Restated Certificate of Incorporation defining the rights of the holders of Common Stock (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A filed on November 14, 2017).

4.4	Amended and Restated Bylaws of GulfMark Offshore, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A filed on November 14, 2017).

4.5

Provisions of GulfMark Offshore, Inc. Amended and Restated Bylaws defining the rights of the holders of Common Stock (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A filed on November 14, 2017).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1	GulfMark Offshore, Inc. Management Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 16, 2018).

99.2

Form of Restricted Stock Unit Agreement between the Registrant and Employees for grants under the GulfMark Offshore, Inc. Management Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 16, 2018).

99.3

Form of Restricted Stock Unit Agreement between the Registrant and Directors for grants under the GulfMark Offshore, Inc. Management Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 16, 2018).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 5th of September, 2018.

Gulfmark Offshore, Inc.

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Quintin V. Kneen as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Quintin V. Kneen	President and Chief Executive Officer and Director	September 5, 2018
Quintin V. Kneen	(Principal Executive Officer)

/s/ Samuel R. Rubio	Senior Vice President and Chief Financial Officer (Principal	September 5, 2018
Samuel R. Rubio	Financial Officer and Principal Accounting Officer)

/s/ Eugene Davis	Director	September 5, 2018
Eugene Davis

/s/ Domenic DiPiero	Director	September 5, 2018
Domenic DiPiero

/s/ Scott McCarty	Director	September 5, 2018
Scott McCarty

/s/ Louis Raspino	Director	September 5, 2018
Louis Raspino

/s/ Krishna Shivram	Director	September 5, 2018
Krishna Shivram

/s/ Kenneth Traub	Director	September 5, 2018
Kenneth Traub